Exhibit 10.1

                         DIGITAL LIFESTYLES GROUP, INC.
                        EXECUTIVE OFFICERS' COMPENSATION
                                    FOR 2005

ANNUAL CASH COMPENSATION

     BASE COMPENSATION. Set forth below are the base salaries effective for 2005 of our named executive officers.

NAME                                    TITLE                       BASE SALARY

Andy Teng (1)         Chief Executive Officer, Chief Financial       $72,000
                      Officer and Chairman of the Board

(1) Please refer to the employment agreements of these executive officers, each of which has been filed with the Securities and Exchange Commission, for the other terms and conditions of their employment.


          BONUS COMPENSATION. Bonuses awarded for 2005 were as follows:


NAME                                    TITLE                        2005 BONUS
Andy Teng (1)          Chief Executive Officer, Chief                    --
                       Financial Officer and Chairman of the
                       Board

LONG TERM INCENTIVES

     STOCK OPTIONS AND RESTRICTED STOCK. Under his employment agreement, we granted Mr. Teng stock options to purchase an aggregate of 3,000,000 shares of our common stock at an exercise price of $0.20 per share, vesting over a period of a one year period. Additionally, if Mr. Teng remains an employee of the Company six months after the date of his employment agreement, we will grant Mr. Teng stock options to purchase 100,000 shares of our common stock beginning in the seventh month of employment and each of the five months thereafter, for a total 600,000 shares of our common stock.

     OTHER PLANS. Executive officers are eligible to participate in our group health, dental, life, disability, retirement and other plans on the same basis as all other employees.